SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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HENNESSY ADVISORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HENNESSY ADVISORS, INC.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 24, 2008

TO THE HOLDERS OF OUR COMMON STOCK:

The annual meeting of shareholders of Hennessy Advisors, Inc. will be held on Thursday, January 24, 2008, at 6:30 pm, PST, at StoneTree Country Club, 9 StoneTree Lane, Novato, California 94945.

The meeting will be held for the following purposes:

1.	To elect nine directors to serve terms expiring at the annual meeting of shareholders to be held in 2009 and until their successors have been elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The shareholders of record at the close of business on December 7, 2007 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you are able to attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Teresa M. Nilsen, Secretary

Dated: December 28, 2007

LETTER FROM OUR PRESIDENT

AND

PROXY STATEMENT

Year Ended September 30, 2007

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

800-966-5354

www.hennessyfunds.com

Dear Hennessy Advisors Shareholder:	December, 2007

The market has experienced wild bouts of volatility again this year, which is becoming more the rule than the exception. Despite this, the majority of fundamental economic indicators remain positive. The country is experiencing low levels of unemployment, inflation and interest rates, and the stock market has posted moderate gains so far this year. However, many individual investors don’t seem to realize this. I believe many people, if asked, would say that the market is down for the year, which in fact it is not. I have not seen investor confidence this low since the beginning of 2003, following three years of negative market returns. The financial markets are currently running on emotions, with investor behavior being driven more by headlines and fear than by economic fundamentals.

The financial press has focused heavily on the credit crunch and sub-prime mortgage crisis. While the issue is real and has negatively affected financial stocks, the media has failed to report that 95% or more of Americans are paying their mortgages on time.

Nervous U.S. investors are moving their money out of U.S. stocks and into bonds looking for safety, or into foreign markets, such as China, looking for growth opportunities. When investors feel uneasy, they tend to move their accounts to very large, brand-name companies, such as Fidelity and Vanguard. Unfortunately, these factors have caused Hennessy Funds’ inflows to be slower and outflows to be larger than in previous years.

Market bears are predicting an imminent recession. I do not believe that will happen. While corporate earnings may be lower than in recent years, companies continue to post solid earnings and unemployment is relatively low. With history as our guide, we are optimistic that economic conditions will remain favorable in the coming year, and barring an unforeseen catastrophe, that the Dow Jones Industrial Average could climb to 15,000 and beyond. I believe that smart investors will see strong valuations within U.S. companies and continue to invest domestically, and when some of the overseas markets correct, which I believe they inevitably will, money will begin to find its way back home.

We are pleased with the financial results generated for our shareholders again this year. Fully diluted earnings per share for Hennessy Advisors, Inc. were $0.70 for the fiscal year ended September 30, 2007. Earnings per share decreased approximately 4% versus the prior fiscal year, which were $0.73. The small decline in earnings is primarily attributable to decreased mutual fund assets under management. Total mutual fund assets were $1.72 billion at September 30, 2007, compared to $2.06 billion at September 30, 2006. Earnings decreased by only three cents per share for the year, despite assets being down 16%. In addition to delivering solid earnings per share this year, we also increased cash reserves by 33%, or $3.4 million, increased shareholder’s equity by 23%, or $4.4 million, and reduced long-term debt by 24%, or $2.1 million.

We have and will continue to seek out mutual fund assets to acquire. We will only pursue acquisitions that are a good fit for our Hennessy Advisors shareholders, the shareholders of the Hennessy Funds and the shareholders of the acquired funds. During fiscal 2007 and year to date in fiscal 2008, we did not find any strong acquisition matches, so we continue to pursue additional strategies to grow our asset base. To that end, we have filed to open both a micro-cap private equity fund and an open-end large cap growth fund, and we anticipate rolling both of these out in fiscal 2008. Additionally, we are in the midst of planning the launch of an institutional share class of our mutual funds, which should aid us greatly in retaining existing and gathering new assets from professional investment advisors.

At Hennessy Advisors we always focus on the goal of growing and retaining our assets under management, and we will continue to operate the company for the benefit of our long-term shareholders. Thank you for your continued confidence and investment in Hennessy Advisors. Should you have any questions or want to speak with us directly, please never hesitate to call us at (800) 966-4354.

Best regards,

Neil Hennessy
President, Chairman and CEO

-i-

HENNESSY ADVISORS, INC.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD JANUARY 24, 2008

This proxy statement and the enclosed form of proxy are first being sent to shareholders of Hennessy Advisors, Inc. on or about December 28, 2007 in connection with the solicitation by our board of directors of proxies to be used at our 2008 annual meeting of shareholders. The meeting will be held on Thursday, January 24, 2008, at 6:30 pm, PST, at StoneTree Country Club, 9 StoneTree Lane, Novato, California 94945.

The board of directors has designated Neil J. Hennessy and Teresa M. Nilsen, and each or either of them, as proxies to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, you may nevertheless revoke it at any time insofar as it has not been exercised by: (1) giving written notice to our corporate secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

VOTING SECURITIES

The record of shareholders entitled to vote was taken at the close of business on December 7, 2007. At such date, we had outstanding and entitled to vote 5,710,161 shares of common stock. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding voting stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

The following table shows information relating to the beneficial ownership as of the record date of: (1) each person known to us to be the beneficial owner of more than 5% of our voting stock, (2) each director, (3) each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Amount and Nature of Shares Beneficially Owned

Name(1)	Number of Shares Owned(2)	Percent of Class
Neil J. Hennessy(3)	1,957,168	33.9%

Teresa M. Nilsen(4)	102,713	1.8%

Daniel B. Steadman(5)	51,901	0.9%

Charles W. Bennett(6)	20,249	0.4%

Henry Hansel	168,076	2.9%

Brian A. Hennessy(7)	273,749	4.7%

Daniel G. Libarle(8)	105,751	1.8%

Rodger Offenbach(9)	131,261	2.3%

Thomas L. Seavey	73,626	1.3%

All directors and executive officers as a group (9 persons)	2,884,494	45.8%

(1)	The address of each individual is 7250 Redwood Boulevard, Suite 200, Novato, California 94945.
(2)	Includes shares subject to presently exercisable options and restricted stock units that will vest on January 22, 2007 and January 26, 2007, respectively, as follows:

Name	Number of Options	Number of RSUs
Neil J. Hennessy	75,938	1,125
Teresa M. Nilsen	53,438	3,938
Daniel B. Steadman	36,375	3,938
Charles W. Bennett	0	1,125
Henry Hansel	92,813	1,125
Brian A. Hennessy	92,813	1,125
Daniel G. Libarle	87,188	1,125
Rodger Offenbach	92,813	1,125
Thomas L. Seavey	55,063	1,125

(3)

Includes 1,858,355 shares held jointly with his spouse and over which Mr. Hennessy has shared voting and dispositive power and 1,500 shares held by Mr. Hennessy as custodian for his minor children, over which Mr. Hennessy has shared voting and dispositive power.

(4)

Includes 43,650 shares held jointly with her spouse and over which Ms. Nilsen has shared voting and dispositive power and 675 shares held by her spouse as custodian for their minor children, over which Ms. Nilsen has shared voting and dispositive power.

(5)	Includes 3,150 shares held jointly with his spouse and over which Mr. Steadman has shared voting and dispositive power.

(6)	Mr. Bennett shares voting and dispositive power over the shares shown, which are held through a trust of which Mr. Bennett is a trustee.
(7)

Includes 156,187 shares held jointly with his spouse and over which Mr. Hennessy has shared voting and dispositive power and 6,750 shares held as custodian for his minor children over which Mr. Hennessy has shared voting and dispositive power.

(8)	Includes 17,438 shares held jointly with his spouse and over which Mr. Libarle has shared voting and dispositive power
(9)	Includes 27,138 shares held jointly with his spouse and over which Mr. Offenbach has shared voting and dispositive power.

ELECTION OF DIRECTORS

At the meeting, nine directors will be elected to serve for a one-year term, until their successors are elected and qualified. The board of directors has nominated each of our nine current directors to stand for reelection. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. Broker non-votes and votes withheld have no effect on the outcome. Cumulative voting does not apply unless a shareholder entitled to vote at the meeting gives notice before the voting begins of the shareholder’s intent to exercise cumulative voting. If cumulative voting applies, each shareholder has the right to distribute among one or more nominees the number of votes equal to the number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote at the meeting.

The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

Our board of directors recommends a vote “for” the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

Information concerning all incumbent directors and nominees, based on data furnished by them, is set forth below.

Neil J. Hennessy (age 51) has served as chairman of the board, president and chief executive officer of Hennessy since 1989 and as director, president and portfolio manager of our mutual funds since 1996. Mr. Hennessy started his financial career over 25 years ago as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.’s District 1 Business Conduct Committee. From January 1993 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy is the brother of Dr. Brian A. Hennessy. Mr. Hennessy earned a bachelor of business administration from the University of San Diego.

Teresa M. Nilsen (age 41) has served as a director, executive vice president, chief financial officer and secretary of Hennessy since 1989, and is currently the executive vice president and treasurer of our mutual funds. Ms. Nilsen has worked in the securities industry for over 17 years. Ms. Nilsen earned a bachelor of arts in economics from the University of California, Davis.

Daniel B. Steadman (age 51) has served as a director and executive vice president of Hennessy since 2000 and is currently the executive vice president and secretary of our mutual funds. Mr. Steadman has been in the banking and financial services industry for over 30 years, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984 and banking services officer of Wells Fargo Bank from 1974 through 1980.

Charles W. Bennett (age 65) was elected as a director of Hennessy in August 2005. Mr. Bennett founded Consolidated Title Services in 1981 and, until his retirement in May 2007, served as its chief executive officer and as chief executive officer of its subsidiary, California Land Title of Marin. In 2004, Consolidated Title Services became a subsidiary of Stewart Information Services Corporation, a company listed on the New York Stock Exchange.

Henry Hansel (age 59) has served as a director of Hennessy since 2001. He has been president of The Hansel Dealer Group since 1982, which includes seven automobile dealerships. Mr. Hansel has served as a director of the Bank of Petaluma since its organization in 1987. Mr. Hansel earned a bachelor of science degree in economics from the University of Santa Clara.

Brian A. Hennessy (age 54) has served as a director of Hennessy since 1989 and served as a director of our mutual funds from 1996 to 2001. Dr. Hennessy has been a self-employed dentist for more than 20 years. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco and a D.D.S. from the University of the Pacific.

Daniel G. Libarle (age 65) has served as a director of Hennessy since 2001. Mr. Libarle is the owner and president of Lace House Linen, Inc. and has served as a director and chairman of the board of directors for Bank of Petaluma since its organization in 1987. Mr. Libarle is currently a director of Greater Bay Bancorp and serves on Greater Bay Bancorp’s audit committee. Greater Bay Bancorp was sold to Wells Fargo, a company listed on the New York Stock Exchange, in October 2007. Mr. Libarle earned a bachelor of arts in economics from the University of Oregon and San Jose State University.

Rodger Offenbach (age 56) has served as a director of Hennessy since 2001 and served as a director of our mutual funds from 1996 to 2001. Mr. Offenbach has been the owner of Ray’s Catering and Marin-Sonoma Picnics since 1973. Mr. Offenbach earned a bachelor of science in business administration from California State University, Sonoma.

Thomas L. Seavey (age 61) has served as a director of Hennessy since 2001. For the majority of Mr. Seavey’s business career, he has been involved in the sales and marketing of athletic and leisure products, as well as marketing professional athletes. From 1981 to 1993, Mr. Seavey worked for Nike as the vice president of sales in the Midwest, as well as California, and spent three years at International Management Group as the vice president of products. In 1980, he formed Seavey Corp., now Continental Sports Group, which sells sport and leisure products. Mr. Seavey left Nike in 1993 and formally took over the management of Continental Sports Group, which he is still managing today. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, a Form 4 reporting the acquisition or disposition of Hennessy equity securities by an officer, director or 10% shareholder must be filed with the Securities and Exchange Commission no later than the second business day after the date on which the transaction occurred, unless certain exceptions apply. Most transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. Based upon a review of Form 4s filed with the Securities and Exchange Commission and information provided to us by our directors and officers during the fiscal year ended September 30, 2007, all required reports were filed on a timely basis with the exception of: (i) one Form 4 filed late by Thomas Seavey reporting the exercise of 2,300 stock options and (ii) one Form 4 filed late by Neil J. Hennessy reporting the sale of 1,801 shares of our common stock.

Board of Directors and Standing Committees

The board held four regular meetings during the fiscal year ended September 30, 2007. All directors attended at least 75% of all meetings of the board and board committees on which they served during fiscal 2007.

The board of directors has established three standing committees: an audit committee, a compensation committee and a nominating committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders’ meeting.

Audit Committee. The audit committee presently is composed of Daniel G. Libarle (Chairman), Charles W. Bennett, Henry Hansel and Thomas L. Seavey, all of whom are considered independent under Nasdaq rules. The audit committee met four times during fiscal 2007. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. A copy of our audit committee charter is included as an appendix to our annual meeting proxy statement for the fiscal year ended September 30, 2005. The responsibilities and functions of the audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditors, and reviewing the annual audit with the auditors.

Our board of directors has determined that Daniel G. Libarle, who has served as chairman of our audit committee since 2001, is also an audit committee financial expert, as defined in the SEC rules and regulations, and is independent as defined by the rules adopted by the SEC and Nasdaq. Our board based its determination on the fact that Mr. Libarle has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting and audit committee functions as the founding chairman of the board of Bank of Petaluma since 1985, and as a member of the audit committee of the board of directors of Greater Bay Bancorp from 1999 to 2007.

Compensation Committee. The compensation committee presently is composed of Rodger Offenbach (Chairman), Charles W. Bennett, Daniel G. Libarle and Thomas L. Seavey, all of whom are considered independent under Nasdaq rules. The compensation committee held four meetings during fiscal 2007 to review annual performance. This committee has the responsibility of approving the compensation arrangements for our management, including annual bonus and long-term compensation. It also recommends to the board of directors adoption of any compensation plans in which our officers and directors are eligible to participate, as well as makes grants of employee stock options and other stock awards under our incentive plan. Our compensation committee does not have a charter.

Nominating Committee. The nominating committee is composed of all directors who qualify as independent under Nasdaq rules, which directors are presently Charles W. Bennett, Henry Hansel, Daniel G. Libarle, Rodger Offenbach, and Thomas L. Seavey. The nominating committee met once during fiscal 2007. The principal responsibilities of and functions to be performed by the nominating committee, which includes making recommendations for director nominees to the full board of directors for the next annual meeting of shareholders, are established in the nominating committee charter. The nominating committee’s charter is available on our website at www.hennessyadvisors.com.

Policies and Procedures for Director Nominations

The nominating committee will consider suggestions for potential director nominees from many sources, including members of the board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the nominating committee in accordance with the policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group will be reviewed and considered in the same manner as all other candidates.

Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the nominating committee will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Hennessy, time available for meetings and consultation regarding Hennessy matters and other particular skills and experience possessed by the individual. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, although we may in the future retain a third party search firm, if the nominating committee deems it appropriate.

A shareholder wishing to nominate a candidate for election to our board at any annual meeting at which one or more directors will be elected must submit a written notice of his or her nomination of a candidate to our corporate secretary at our principal executive offices. The submission must be received at our principal executive offices not more than 180 calendar days nor less than 120 calendar days before the anniversary date of our last annual meeting. For the 2009 annual meeting, these dates would be July 28, 2008 and September 26, 2008, respectively. To be timely in the case of a special meeting or in the event that the date of the applicable annual meeting is changed by more than 30 days from the date of our last annual meeting, a shareholder’s notice must be received at our principal executive offices no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made. In order to be valid, a shareholder’s notice to our corporate secretary must set forth:

•	the name and address, as they appear on our records, of the shareholder nominating the persons, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of our capital stock that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the nomination is made;

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the nomination is made may respectively have with the nominee; and

any other information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants for fiscal 2007, Stonefield Josephson, Inc., are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States of America and issuing their report. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the fiscal year ended September 30, 2007. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (communication with audit committees). The audit committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include Hennessy’s audited financial statements in its annual report on Form 10-K for the fiscal year ended September 30, 2007 filed with the Securities and Exchange Commission.

Daniel G. Libarle, Chairman
Charles W. Bennett
Henry Hansel
Thomas L. Seavey

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

EXECUTIVE OFFICERS

Our executive officers are listed below. Biographical information for each of our executive officers may be found under the heading “Election of Directors.”

Neil J. Hennessy	President and Chief Executive Officer
Teresa M. Nilsen	Executive Vice President, Chief Financial Officer and Secretary
Daniel B. Steadman	Executive Vice President

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goal of our compensation program is the same as our goal—to create long-term value for our shareholders. Toward this goal, we have designed and implemented our compensation program for our executives: (i) to encourage them to remain with us for long and productive careers and (ii) to align their interests with our shareholders. Most of our compensation elements simultaneously fulfill both of our retention and alignment objectives. These elements consist of salary, bonus, equity awards, matching 401(k) contributions, severance payments and payments in the event of a change of control.

Compensation Objectives

Retention. Given our small number of high level executives, all of our executives are essential to our success. Our executives are experienced in the mutual fund industry and are sometimes presented with other professional opportunities in this industry, including ones at potentially higher compensation levels. It is imperative that our executive turnover remains low and that executives remain driven toward their individual and company-wide goals. It is also important that the executives are satisfied in their work environment. Key elements of our compensation that serve the objective of retaining our executives include:

•	Equity awards that vest over a four-year period;

•	Salaries;

•	Matching 401(k) contributions in order to promote and foster retirement planning;

•	Severance or change of control agreements.

Alignment. We seek to align the interests of our executives with our interests by evaluating their performance in the following areas: customer service, attitude, initiative, productivity, ethics, work habits, leadership, teamwork and quality. Key elements of our compensation that align the interests of our executives with the interests of our shareholders include:

•	Cash bonuses based on individual and company-wide performance; and

•	Equity awards, which link a significant portion of compensation to shareholder value because the total value of those awards correspond to stock price appreciation.

Implementing Our Objectives

Our CEO and the other executive officers do not play a role in their own compensation determination. The CEO recommends to the compensation committee the salary, bonus and equity compensation based on salary surveys, experience and performance of the executives. This year Mr. Hennessy recommended a $14,350 reduction of his contracted bonus payment to be added to the Ms. Nilsen’s bonus payment, which was approved by the compensation committee. The compensation committee does not have any arrangements with compensation consultants. As a small company, we rely on industry compensation studies and relevant experience to determine the form of executive compensation.

Basis for Chief Executive Officer Compensation

We entered into an employment agreement with Neil J. Hennessy relating to his service as our chairman of the board of directors and chief executive officer and as chief investment officer and portfolio manager for our mutual funds, effective at the completion of our initial public offering in February 2002. In 2006, we renewed the agreement for a five-year term ending in 2011, with automatic one-year renewal terms thereafter. Mr. Hennessy receives an annual salary of $180,000 and any other benefits that other employees receive. In addition to his base compensation, Mr. Hennessy receives an incentive-based bonus in the amount of 10% of our pre-tax profits, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America.

In setting Mr. Hennessy’s compensation, the compensation committee primarily considered Mr. Hennessy’s years in the investment industry, knowledge of the investment industry, past accomplishments in the business world, regulatory history and the quality of his business plan. The salary of $180,000 was intended to provide Mr. Hennessy with cash flow during the year because the bulk of his cash compensation comes in the form of his contractual bonus based on our performance, which aligns Mr. Hennessy’s interests with the interests of our shareholders. Each year the compensation committee reviews our performance, not only on a financial basis, but also on a compliance, operational and productivity basis. The compensation committee’s annual review of our performance was the basis for the renewal of Mr. Hennessy’s employment contract in 2006. Because of the singular importance of Mr. Hennessy to our company as our CEO and spokesperson, he is the only one of our executives to have an employment contract.

Determining Compensation. We rely upon our judgment in making compensation decisions for executives other than our CEO, whose compensation is fixed by his employment agreement. We review our performance and an executive’s performance during the year against performance within each category, realization of individual and company-wide goals set during the prior year review and new individual and company-wide goals for the upcoming year. Specific factors affecting compensation decisions for executives include, but are not limited to, the following:

•	key financial measurements such as asset inflows, earnings per share and debt reduction;

•	specific performance objectives such as productivity, presentations and attendance at conference and trade shows; and

•	compliance with the regulations of the Securities and Exchange Commission.

•	performance in the areas of customer service, attitude, initiative, productivity, ethics, work habits, leadership, teamwork and quality.

•

performance in providing the above to eight underlying investment companies (HCGX, HENLX, HFTFX, HFCVX, HDOGX, HBFBX, the newly registered Large Cap Growth Fund, and the Hennessy MicroCap Growth Fund, LLC), and to the three parent companies of those investment companies – Hennessy Funds, Inc, Hennessy Mutual Funds, Inc, and Hennessy Funds Trust.

Base salaries are set based on the executive’s role, duties and responsibilities. Our executives’ salaries were assessed based on Aon’s McLagan salary survey for the fiscal year 2007. Aon’s McLagan Surveys™ has been a leader, since 1966, in providing compensation consulting, customized performance plans and compensation reports to some of the world’s leading financial services organizations. In addition to reliance on the McLagan survey, we incorporate flexibility into our compensation programs in order to respond to and adjust for the evolving business environment.

Elements Used to Achieve Compensation Objectives

Base Salary. Salaries are used to provide a fixed amount of compensation for an executive’s regular work and are based on the executive’s responsibilities, experience and skills. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the executive’s peers outside the company using the McLagan compensation survey described above. According to the McLagan survey, our executives’ base salaries are in the bottom 1/3 of all financial services companies participating in the survey. With the exception of our CEO, whose salary is set in his employment contract, all of our executives’ salaries are reviewed annually and are adjusted every few years. Our executives’ salaries are not automatically increased, and the most recent increases were a 30% increase for Ms. Nilsen and a 12.5% increase for Mr. Steadman effective August 1, 2006. The increases were based on the fact that it had been two years since the last increase, and the increases appeared appropriate based on the McLagan compensation survey results.

Bonuses. Bonuses, for executives other than our CEO, are paid out of a general pool, which fluctuates based on our performance. The bonus is set as a percentage of pre-tax profits and fluctuates based on our overall performance. The executive management team determines the percentage amount that the bonus pool accrues each year and reviews that percentage amount quarterly based on current performance of the company. The percentage was 8.65% for fiscal 2007 and will be a maximum of 10% for fiscal 2008. Each executive’s portion of the bonus pool is based 40% on individual and 60% on company-wide performance discussed in their compensation review. Each year the executive management team sets company-wide goals that are presented to the company. During each performance review, executives are presented with their individual goals. Individual performance objectives are projected based on customer service, attitude, initiative, productivity, ethics, work habits, leadership, teamwork and quality, and company-wide objectives are based on growth in assets, debt reduction and net income. Because the bonus accrual is based on a percentage of pre-tax profits, the bonus is automatically aligned with our performance. Accordingly, based on our performance in fiscal 2007 as compared to fiscal 2006, each of our executives’ bonuses decreased from the bonuses paid in fiscal 2006.

Equity Awards. Equity awards are granted based on experience, position within the company, performance and tenure. Since they vest over a four-year period, the equity awards are granted as a strategy for executive retention. The amount of the equity pool in total is set based on our budget limitations for future years. The quantities are adjusted based on the fair value of the equity at the date of grant, which determines the total cost to us, and the equity awards were granted equally to all executives in fiscal 2007. The equity awards are granted annually after executives are reviewed. The CEO discusses performance results with the compensation committee and recommends the executive equity awards. We determined that restricted stock units are the most effective compensation tool for a company of our size, because restricted stock units can provide the same value to executives as stock options, but with less dilution to earnings per share.

Matching 401(k) Contributions. Our 401(k) matching contribution is a means of compensating executives while instilling the idea that retirement planning is essential. The 401(k) matching is optional and is given to executives based on a uniform calculation (2.5% of current salary on the date of the match). It is not based on performance or goal achievement. The percentage level of the matching is subjective and determined by the executive management team annually.

Severance or Change of Control Agreements. Mr. Hennessy’s employment agreement provides for severance payments in the event he is terminated by us for cause or he terminates his employment with us for good reason, as discussed elsewhere in this proxy statement. We believe that these severance payments provide job security for Mr. Hennessy and allow him to focus on the performance of our company.

We have entered into bonus agreements with Messrs. Nilsen and Steadman that provide for payments in the event of a change of control, which are described elsewhere in this proxy statement. The change of control payments are intended to allow Messrs. Nilsen and Steadman to focus on their performance and to ensure a smooth transition in the event of a change in control. The executives are paid with or without termination in the event of a change of control in order for them to stay focused on our best interests and interests of our shareholders in the event a change in control occurs.

Other Compensation. We pay for premiums on life insurance and disability insurance premiums for Neil J. Hennessy, as recommended by our board of directors. The insurance premiums are purchased only on behalf of Mr. Hennessy because as our CEO, namesake and spokesperson, he is key to our success.

EXECUTIVE COMPENSATION

All equity awards in the following tables have been adjusted to reflect a three-for-two stock split implemented on March 7, 2007.

Summary Compensation Table for Fiscal Year 2007

The following table summarizes the compensation of our chief executive officer, our chief financial officer and our executive vice president for the fiscal year ended September 30, 2007. We refer to these individuals as our “executive officers.”

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation(3)	Total
Neil J. Hennessy President and CEO	2007	$180,000	$0	$13,372	$853,731	(4)	$13,468	$1,060,571

Teresa M. Nilsen Executive Vice President, CFO and Secretary	2007	$175,000	$216,600	$50,195	$0		$4,375	$446,170

Daniel B. Steadman Executive Vice President	2007	$135,000	$142,000	$50,195	$0		$3,375	$330,570

(1)	We have included only one year of compensation in this table, as permitted by SEC rules phasing in new disclosure requirements.
(2)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock awards that vested during the fiscal year ended September 30, 2007. The awards were valued using the closing price of our common stock on the date of grant. Assumptions used in calculating the fair market value of the stock awards granted are included in the footnotes to our audited financial statements for the fiscal year ended September 30, 2007.

(3)

All other compensation includes premiums for life insurance ($5,828) and disability insurance ($3,140) for Neil J. Hennessy. Other compensation also includes matching contributions to each of the executive’s 401(k) plan as follows: Neil J. Hennessy ($4,500); Teresa M. Nilsen ($4,375) and Daniel B. Steadman ($3,375).

(4)

Mr. Hennessy receives an incentive-based bonus in the amount of 10% of our pre-tax profits before any bonuses for the fiscal year, as computed for financial reporting purposes in accordance with accounting principles accepted in the United States. The pre-tax profits for the fiscal year ended September 30, 2007 are calculated as income before tax of $6,919,000, plus bonuses of $1,586,000 (Mr. Hennessy’s bonus accrual and the staff bonus accrual), plus payroll tax accruals of $33,000 for a total pre-tax profit of $8,538,000. Mr. Hennessy’s bonus is 10% of the pre-tax profit, or approximately $853,800, less a $14,350 reduction he requested be applied to the bonus for Teresa M. Nilsen. For a discussion of the terms of Mr. Hennessy’s employment agreement, see the Compensation Discussion and Analysis included elsewhere in this proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table sets forth information about grants of plan-based awards granted in fiscal 2007 to each of our executive officers.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Target ($)
Neil J. Hennessy President and CEO	1/22/2007	$905,890	(1)	4,500	$77,985

Teresa M. Nilsen Executive Vice President, CFO and Secretary	1/22/2007	$0		4,500	$77,985

Daniel B. Steadman Executive Vice President	1/22/2007	$0		4,500	$77,985

(1)

Mr. Hennessy receives an incentive-based bonus in the amount of 10% of our pre-tax profits before any bonuses for the fiscal year, as computed for financial reporting purposes in accordance with accounting principles accepted in the United States. Since Mr. Hennessy’s bonus is calculated based on our pre-tax profits, the incentive award has no minimum or maximum amount. The target amount for the current year is not determinable, and it is therefore calculated based on our performance in fiscal 2007.

(2)

Each executive officer was granted 4,500 units of restricted stock. The units will vest at a rate of 25% per year over four years. The value of the awards at the date of grant was $17.33 per share, the closing price of our common stock on January 22, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table sets forth the outstanding equity awards held by our executive officers at September 30, 2007.

	Option Awards (1)			Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Neil J. Hennessy President and CEO	25,313	$2.97	2/28/2012
	25,313	$3.55	8/6/2013
	25,313	$7.11	11/11/2014	3,723	$40,581

Teresa M. Nilsen Executive Vice President, CFO and Secretary	25,313	$2.97	2/28/2012
	25,313	$3.55	8/6/2013
	2,813	$7.11	11/11/2014	10,247	$111,692

Daniel B. Steadman Executive Vice President	25,313	$2.97	2/28/2012
	11,063	$3.55	8/6/2013	10,247	$111,692

(1)	All options granted are 100% vested on the date of grant.
(2)

Stock awards are units of restricted stock with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividends equivalents. The market value of restricted stock units that have not vested is calculated by multiplying the number of unvested units times the fair market value per share at September 30, 2007 ($10.90). The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table sets forth the number of options exercised by and amount of stock vested in fiscal 2007 for each of our executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Neil J. Hennessy President and CEO	0	$0	3,723	$40,581

Teresa M. Nilsen Executive Vice President, CFO and Secretary	22,500	$218,710	10,247	$111,692

Daniel B. Steadman Executive Vice President	0	$0	10,247	$111,692

Potential Payments Upon Termination or Change-In-Control

Neil J. Hennessy

The employment agreement with Neil J. Hennessy states that termination by us without cause (which is defined as felony convictions, willfull or gross misconduct, or a material breach of the employment agreement; but not death or disability) or termination by Mr. Hennessy for good reason (which is defined as a material change in position or alteration of duties) entitles Mr. Hennessy to the greater of (i) full base salary and 75% of the average annual bonus paid to Mr. Hennessy during the term of his employment for the remaining term in the contract, or (ii) one year’s full base salary and an allocable bonus (as measured above). In the event Mr. Hennessy is terminated for cause or voluntarily terminates his employment, no severance will be payable. If a change of control occurs (defined as a sale, transfer or other disposition of all or substantially all of our assets or business, whether by merger, consolidation or otherwise), we may assign the employment agreement and its rights, provided that the assignee assumes all of our obligations.

Teresa M. Nilsen and Daniel B. Steadman

We entered into agreements on August 28, 2006 with Teresa M. Nilsen, Executive Vice President and Chief Financial Officer, and Daniel B. Steadman, Executive Vice President. The agreements define a change of control as the occurrence of one or more of the following events:

1.	an acquisition, in any one transaction or series of transactions, after which any individual, entity or group has beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, but excluding an acquisition (A) by us or any of our employee benefit plans (or related trusts), (B) by Neil J. Hennessy or any affiliate, or (C) by any corporation which, following the acquisition, beneficially owns, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the Company immediately prior to such acquisition; or

2.	50% or more of the members of our board of directors (A) are not continuing directors, or (B) are nominated or elected by the same beneficial owner or are elected or appointed in connection with an acquisition of the Company; or

3.	the (A) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, with respect to the beneficial owners of the Company immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the then outstanding shares of common stock and voting securities of the corporation resulting from the transaction, (B) consummation of the sale or other disposition of all or substantially all of the assets of the Company or (C) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Upon a change of control, as described above, we will pay Teresa M. Nilsen and Dan Steadman, within 15 days of the change of control, a one-time cash bonus equal to the lesser of, the following:

For Ms. Nilsen:

(a) $750,000; or

(b) the sum of 150% of the total base salary (before deductions) paid to Ms. Nilsen for the most recent fiscal year ended prior to the change of control, 150% of the prior year’s bonus, and the pro rata portion of the prior year’s bonus, provided it has been accrued by us in the fiscal year during which the change of control occurs.

For Mr. Steadman:

(a) $500,000; or

(b) the sum of 100% of the total base salary (before deductions) paid to Mr. Steadman for the most recent fiscal year ended prior to the change of control, 100% of the prior year’s bonus, and the pro rata portion of the prior year’s bonus, provided it has been accrued by us in the fiscal year during which the change of control occurs.

For both Ms. Nilsen and Mr. Steadman, if the bonus payable upon a change of control will be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the bonus payable will be reduced to one dollar less than an “excess parachute payment.”

Upon a change of control, both Ms. Nilsen and Mr. Steadmans’ restricted stock units granted prior to the change of control would vest 100%.

The following tables set forth payments that would have occurred if the termination or change in control, as discussed above, occurred on September 30, 2007, the last day of the fiscal year:

Potential Payments Upon Change-In-Control

Name	Cash Payment owed to Executive ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)	Total Value of Cash Payment and Shares Acquired ($)
Teresa M. Nilsen Executive Vice President, CFO and Secretary (2)	$633,050	12,938	$141,019	$774,069

Daniel B. Steadman Executive Vice President (3)	$435,000	12,938	$141,019	$576,019

(1)

RSU’s not vested as of 9/30/07 would vest 100% upon a change of control. The value of the shares is calculated as non-vested shares times the fair market value of common stock at 9/30/07 of $10.90 per share.

(2)

The bonus payment was calculated as option “c,” one dollar less than the excess parachute payment under Section 280G of the Internal Revenue Code. The threshold is determined as three times the employee’s average annual W-2 wages for the past five years.

(3)	The bonus payment was calculated as option “b,” the sum of 100% of total base salary in the most recent fiscal year, 100% of prior year’s bonus and a pro rata portion of the prior year’s bonus.

Potential Payments Upon Termination(1)

Name	Cash Payment owed to Executive ($)
Neil J. Hennessy President and CEO	$3,199,665
(1) Assumes employment was terminated without cause or by the employee for good reason.

Director Compensation for Fiscal Year 2007

The following table sets forth compensation received by each of our directors, other than our executive officers, in fiscal 2007. Our directors receive $3,000 per board meeting and $750 per committee meetings (committee chairs receive $1,250).

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Charles W. Bennett(3)	$16,250	$38,993	$55,243
Henry Hansel(4)	$14,000	$38,993	$52,993
Brian A. Hennessy(5)	$11,000	$38,993	$49,993
Daniel G. Libarle(6)	$19,000	$38,993	$57,993
Rodger Offenbach(7)	$16,000	$38,993	$54,993
Thomas L. Seavey(8)	$17,000	$38,993	$55,993

(1)      Executive officers who are directors (Neil J. Hennessy, Teresa M. Nilsen and Daniel B. Steadman) do not receive additional compensation for directors services and are therefore excluded from this table.

(2)      Each director received 2,250 units of restricted stock with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividend equivalents. The value of the restricted stock units is calculated by multiplying the total number of shares granted times the closing market price ($17.33) on January 22, 2007, the date of grant.

(3)      Mr. Bennett had no unexercised options and 5,625 restricted stock units as of September 30, 2007. September 30, 2007.

(4)      Mr. Hansel had 92,813 unexercised options and 3,938 restricted stock units as of September 30, 2007.

(5)      Mr. Hennessy had 92,813 unexercised options and 3,938 restricted stock units as of September 30, 2007.

(6)      Mr. Libarle had 87,188 unexercised options and 3,938 restricted stock units as of September 30, 2007.

(7)      Mr. Offenbach had 92,813 unexercised options and 3,938 restricted stock units as of September 30, 2007.

(8)      Mr. Seavey had 55,063 unexercised options and 3,938 restricted stock units as of September 30, 2007.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on the review and discussion with management, recommended to the board of directors that it should be included herein.

Sincerely,

Rodger Offenbach, Chairman
Charles W. Bennett
Daniel G. Libarle
Thomas L. Seavey
COMPENSATION COMMITTEE

CERTAIN TRANSACTIONS

The audit committee has adopted written policies and procedures for the committee to review and approve or ratify related party transactions involving us, any of our executive officers, directors or 5% or more shareholders or any of their family members. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and

•	transactions that could potentially cause a non-employee director to cease to qualify as independent under Nasdaq listing requirements.

Transactions that are deemed immaterial under SEC disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which one of our director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the other company’s total annual revenues.

Criteria for audit committee approval or ratification of related party transactions include:

•	whether the transaction is on terms no less favorable to us than terms generally available from an unrelated third party;

•	the extent of the related party’s interest in the transaction;

•	whether the transaction would interfere with the performance of the officer’s or director’s duties to us;

•	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under Nasdaq listing requirements; and

•	such other factors that the audit committee deems appropriate under the circumstances.

During the fiscal year ended September 30, 2007, there have been no transactions of more than $120,000 between Hennessy and any shareholder, director or executive officer.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The board of directors has selected Stonefield Josephson, Inc. to serve as our independent certified public accountants for the current fiscal year ending September 30, 2008. That firm has served as our auditors for the fiscal years ended September 30, 2006 and 2007. Representatives of Stonefield Josephson are expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table provides information relating to the fees billed to Hennessy Advisors, Inc., for the fiscal years ended September 30, 2007 and 2006.

	Audit Fees	Audit- Related Fees(1)	Tax Fees(2)	Other Fees	Total Fees
Fiscal Year 2007
—Stonefield Josephson	$58,882	$57,693	$7,627	$—	$124,202

Fiscal Year 2006
—Pisenti & Brinker (3)	$3,248	$—	$—	$—	$3,248
—Stonefield Josephson	$71,720	$52,772	$7,760	$—	$132,252

(1)      Audit related fees are for SEC compliance reviews of Form 10-Q and Form 8-K.

(2)      Tax fees are for preparation of federal and state income tax returns.

(3)      Pisenti & Brinker LLP served as our auditors for fiscal 2003 and 2004.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. There are no exceptions to the policy of securing pre-approval of our audit committee for any service provided by our independent accounting firm.

OTHER MATTERS

The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on the matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH

THE BOARD OF DIRECTORS

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by us in order to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in our proxy statement and form of proxy relating to the 2009 annual meeting, a written copy of their proposal must be received at our principal executive offices no later than August 30, 2008. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials.

Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely under our bylaws if we receive it after August 30, 2008, and will not be placed on the agenda for the 2009 annual meeting.

To ensure prompt receipt by Hennessy, proposals should be sent certified mail, return receipt requested.

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Hennessy does not have a formal policy requiring directors to attend annual meetings. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors would attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All directors attended the 2007 annual meeting.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2007 accompanies this proxy statement. Additional copies may be obtained by writing to Teresa M. Nilsen, at our principal executive offices, at 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by Hennessy. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

PLEASE SPECIFY YOUR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR Election of Directors	FOR ALL	WITHHELD FROM ALL		WILL ATTEND

	☐	☐		☐
1 Election of Directors Nominees:
01 Neil J. Hennessy			If you plan to attend the annual meeting, please mark the WILL ATTEND box
02 Teresa M. Nilsen
03 Daniel B. Steadman
04 Charles W. Bennett
05 Henry Hansel
06 Brian A. Hennessy
07 Rodger Offenbach
08 Daniel G. Libarle
09 Thomas L. Seavey

WITHHELD FROM: (Write that nominee’s name in the space provided below.)

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT! Mark, sign and date your proxy card and return promptly in the enclosed envelope.

THANK YOU FOR VOTING.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HENNESSY ADVISORS, INC.

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of shareholders of the company to be held January 24, 2008 or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL TO ELECT THE DIRECTOR NOMINEES AS LISTED.

Should any other matters requiring a vote of the shareholders arise, including matters incident to the conduct of the meeting, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the company.

(Continued, and to be marked, dated and signed, on the other side)

Ù FOLD AND DETACH HERE Ú

YOUR VOTE IS IMPORTANT!

You can vote by mail – by promptly returning your

completed proxy card in the enclosed envelope.